Exhibit 99.1

TMC Announces Fourth Quarter and Full Year 2024 Results

NEW YORK, March 27, 2025 — TMC the metals company Inc. (Nasdaq: TMC) (“TMC” or “the Company”), an explorer of the world’s largest undeveloped resource of critical metals for building infrastructure, power generation, transmission, and batteries, today provided a corporate update and fourth quarter and full year financial results for the period ended December 31, 2024.

Q4 and FY 2024 Financial Highlights

–	Current liquidity available from our cash on hand and our credit facilities of approximately $43 million as of date of filing

–	Borrowing capacity from our unsecured credit facilities decreased by $17.2 million as of date of filing:

o	ERAS/Barron facility increased from $38 million to $44 million ($41.5 million available); and

o	Allseas Group SA affiliate facility of $25 million was terminated by mutual agreement in Q1 2025 as maturity was approaching and no amounts were outstanding, while the maturity of the $7.5 million Allseas Working Capital loan was extended from April to September 2025

-	$13.8 million cash used in operations for the quarter ended December 31, 2024

-	Net loss of $16.1 million and net loss per share of $0.05 for the quarter ended December 31, 2024

-	For the full year 2024, a net loss of $81.9 million or $0.25 per share (compared to $73.8 million and $0.26 per share in 2023)

Gerard Barron, Chairman & CEO of The Metals Company commented: “Over the last decade, we’ve invested over half a billion dollars to understand and responsibly develop the nodule resource in our contract areas. We built the world’s largest environmental dataset on the CCZ, carefully designed and tested an offshore collection system that minimizes the environmental impacts and followed every step required by the International Seabed Authority. But, despite collaborating in good faith with the ISA for over a decade, it has not yet adopted the Regulations on the Exploitation of Mineral Resources in the Area in breach of its express treaty obligations under UNCLOS and the 1994 Agreement.”

“We believe we have sufficient knowledge to get started and prove we can manage environmental risks. What we need is a regulator with a robust regulatory regime, and who is willing to give our application a fair hearing. This is why we’ve formally initiated the process of applying for licenses and permits under the existing U.S. seabed mining code. After extensive legal review and constructive engagement with NOAA and other officials across the U.S. government, we believe the United States offers a stable, transparent, and enforceable regulatory path. TMC USA expects to submit applications to NOAA in the second quarter of 2025. We’re encouraged by the growing recognition in Washington that nodules represent a strategic opportunity for America—and we’re moving forward with urgency.”

Operational Highlights

U.S. Regulatory Pathway: TMC USA LLC has formally initiated a pre-application consultation process with the U.S. National Oceanic and Atmospheric Administration (NOAA) within the Department of Commerce under the Deep Seabed Hard Mineral Resources Act (DSHMRA). Following extensive legal diligence on DSHMRA, NOAA’s implementing regulations and other applicable environmental protection legislation, the Company strongly believes that the U.S. seabed mining code offers the greatest probability of securing a commercial recovery permit in the near term given the ISA’s continued delays in the adoption of the Exploitation Regulations in breach of its express treaty obligations under UNCLOS and the 1994 Agreement.

TMC and PAMCO Achieve a New Nodule Processing Milestone, Unlocking Critical Energy & Steelmaking Materials at Existing Facilities: On February 18, 2025, we announced that PAMCO had successfully smelted 450 tonnes of calcine into 35 tonnes of Ni-Cu-Co alloy and 320 tonnes of Mn silicate products, during a commercial-scale campaign to process a 2,000-tonne sample of deep-seafloor polymetallic nodules at our partner PAMCO’s Rotary Kiln Electric-Arc Furnace facility in Hachinohe, Japan. The process data and operational experience gathered during the processing trial will inform expected definitive processing agreements between the parties.

Extension of Credit Facility with ERAS Capital LLC and Gerard Barron: On March 26, 2025 we entered into a third amendment to the 2024 unsecured credit facility with ERAS Capital LLC and Gerard Barron to increase the borrowing limit to $44 million in the aggregate ($22 million from each of the lenders) and to extend the maturity of the 2024 Credit Facility to June 30, 2026.

Extension of Allseas Working Capital Loan Agreement and Termination of Allseas 2023 Credit Facility: On March 24, 2025, we entered into a Letter Agreement with Allseas Investments and Argentum Credit Virtuti GCV, pursuant to which the repayment date under our working capital loan agreement with Allseas Investments dated September 9, 2024 was extended to September 30, 2025. Additionally, under the Letter Agreement, we and Argentum Credit Virtuti agreed to cancel the unsecured credit facility established in 2023, with no outstanding amounts remaining other than our obligation to pay the underutilization fee thereunder.

Termination of Marawa Agreement: On November 14, 2024, TMC subsidiary DeepGreen Engineering Pte. Ltd. (DeepGreen) delivered a formal termination notice to Marawa Research and Exploration Limited, ending the Services Agreement dated October 1, 2013, pursuant to DeepGreen’s right to terminate for convenience under the Agreement. The termination became effective on January 14, 2025, and we no longer have any exploration rights to the area of the CCZ that was covered by the Agreement. The termination is not expected to have a material adverse effect on our financial position or operations, with non-material ongoing costs and no termination penalties applicable under the Agreement.

Industry Update

ISA Mining Code: During Part I of the ISA’s 30th session taking place between March 17 and 28, Council began negotiations on the 2nd version of the Regulations on the Exploitation of Minerals Resources in the Area (Regulations). Progress has been slow and the Council will not complete the second reading of the Regulations in March. Nauru’s proposed agenda item that sought to provide clarity on the process to review an exploitation contract application submitted prior to the adoption of the Regulations was strongly opposed by Chile and no Council-agreed process for the review of an application prior to the adoption of the Regulations is expected prior to the next ISA meeting.

TMC Applauds U.S. Congressional Mandate for 2025 Defense Department Feasibility Study on Nodule Refining: On December 30, 2024, we welcomed the signing of legislation calling for financial support from the Defense Department’s Industrial Base Policy office to “assess the feasibility of improving domestic capabilities for refining polymetallic nodule-derived intermediates into high-purity nickel, cobalt sulfate, and copper.” The legislation, signed into law by President Biden on December 23, 2024, was led by the House Armed Services Committee (HASC) and calls for the completion of a feasibility study by the end of 2025 for a nodule-derived intermediate refinery which would bring the U.S. closer to addressing the biggest vulnerability in its domestic battery supply chains – nickel refining – as identified in Executive Order 14017 from 2021. In addition, our U.S. subsidiary has an outstanding application seeking a $9 million grant under the Defense Production Act Title III program for feasibility work on a domestic refinery for nodule-derived intermediate products.

New Zealand Considers Withdrawing Support for a Moratorium: In February, Agence France Presse reported that New Zealand was considering withdrawing its support for a moratorium on deep-sea mining. Resources Minister Shane Jones stated: "I personally think that seabed mining has become the last green trophy, so people are tossing around the most absurd, untested theories.”

Financial Results Overview

At December 31, 2024, we held cash of approximately $3.5 million and short-term debt of $11.8 million, with an affiliate of Allseas Group SA ($7.5 million) and with the Barron/ERAS unsecured credit facility ($4.3 million). We believe that our total liquidity including cash and borrowing availability under our credit facility with ERAS Capital LLC and Mr. Barron, will be sufficient to meet our working capital and capital expenditure commitments for at least the next twelve months from today.

Our accounts payable and accrued liabilities balance at the end of 2024 of $42.7 million includes $25.8 million owed to Allseas for various services provided, the majority of which could be settled in equity at TMC’s election.

We reported a net loss of approximately $16.1 million, or $0.05 per share for the quarter ended December 31, 2024, compared to net loss of $33.5 million, or $0.11 per share, for the quarter ended December 31, 2023. Exploration and evaluation expenses during the quarter ended December 31, 2024 were $8.3 million compared to $26.7 million for the quarter ended December 31, 2023. The decrease in the exploration and evaluation expenses in the fourth quarter of 2024 was due to the decrease in environmental studies costs as Campaign 8 which commenced in the last quarter of 2023 was completed in the first quarter of 2024, as well as a decrease in mining, technological and process development costs due to reduced transit and layup costs in the fourth quarter of 2024 compared to the same period in 2023. This decrease in exploration and evaluation costs was partially offset by an increase in share-based compensation costs reflecting the amortization of the fair value of the RSUs granted to officers in the second quarter of 2024.

General and administrative expenses were $8.0 million for the quarter ended December 31, 2024 compared to $6.6 million for the quarter ended December 31, 2023, reflecting an increase in share-based compensation due to the amortization of the fair value of RSUs and options granted to officers in the second quarter of 2024 and an increase in consulting and advisory costs

We reported a net loss for the year ended December 31, 2024 of $81.9 million, or $0.25 per share, compared to net loss of $73.8 million, or $0.26 per share, for the year ended December 31, 2023. Exploration and evaluation expenses during the year ended December 31, 2024 were $50.6 million compared to $49.8 million for the year ended December 31, 2023. General and administrative expenses in 2024 were $30.6 million compared to $22.5 million in 2023. For the year ended December 31, 2024, we recorded total share-based compensation expenses of $20.2 million ($9.2 million in 2023) of which $10.4 million was recorded in exploration and evaluation expenses ($5.0 million in 2023) and $9.8 million was recorded in general and administrative expenses ($4.1 million in 2023).

Conference Call

We will hold a conference call today at 4:30 p.m. EDT to provide an update on recent corporate developments, fourth quarter and full year 2024 financial results and upcoming milestones.

Fourth Quarter and Full Year 2024 Conference Call Details

Date:	Thursday, March 27, 2025
Time:	4:30 pm EDT
Audio-only Dial-in:	Register Here
Virtual webcast w/ slides:	Register Here

Please register with the links above at least ten minutes prior to the conference call. The virtual webcast will be available for replay in the ‘Investors’ tab of the Company’s website under ‘Investors’ > ‘Media’ > ‘Events and Presentations’, approximately two hours after the event.

About The Metals Company

The Metals Company is an explorer of lower-impact critical metals from seafloor polymetallic nodules, on a dual mission: (1) supply metals for building infrastructure, power generation, transmission, and batteries with net positive impacts compared to conventional production routes and (2) trace, recover and recycle the metals we supply to help create a metal commons that can be used in perpetuity. The Company through its subsidiaries holds two polymetallic nodule exploration contracts in the Clarion Clipperton Zone of the Pacific Ocean granted by the International Seabed Authority and sponsored by the governments of the Republic of Nauru and the Kingdom of Tonga. More information is available at www.metals.co.

Contacts

Media | media@metals.co
Investors | investors@metals.co

Forward Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “may,” “plans,” “possible,” “potential,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding the potential impact of the Company’s future commercial operations; the Company’s expected application to the ISA for an exploitation contract; potential outcomes of actions by the U.S. government; the Company’s engagement with members of the U.S. government; the status and timing of adoption of final Regulations for the exploitation of deep-sea polymetallic nodules; and the Company’s financial and operating plans moving forward.The Company may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things: the Company’s strategies and future financial performance; the ISA's ability to timely adopt the Mining Code and/or willingness to review and/or approve a plan of work for exploitation under the United Nations Convention on the Laws of the Sea (UNCLOS); the Company’s ability to obtain exploitation contracts or approved plans of work for exploitation for its areas in the Clarion Clipperton Zone; regulatory uncertainties and the impact of government regulation and political instability on the Company’s resource activities; changes to any of the laws, rules, regulations or policies to which the Company is subject, including the terms of the final Mining Code, if any, adopted by ISA and the potential timing thereof; the impact of extensive and costly environmental requirements on the Company’s operations; environmental liabilities; the impact of polymetallic nodule collection on biodiversity in the Clarion Clipperton Zone and recovery rates of impacted ecosystems; the Company’s ability to develop minerals in sufficient grade or quantities to justify commercial operations; the lack of development of seafloor polymetallic nodule deposit; the Company’s ability to successfully enter into binding agreements with Allseas Group S.A. and other parties in which it is in discussions, if any, including Pacific Metals Company of Japan; uncertainty in the estimates for mineral resource calculations from certain contract areas and for the grade and quality of polymetallic nodule deposits; risks associated with natural hazards; uncertainty with respect to the specialized treatment and processing of polymetallic nodules that the Company may recover; risks associated with collective, development and processing operations, including with respect to the development of onshore processing capabilities and capacity and Allseas Group S.A.’s expected development efforts with respect to the Project Zero offshore system; the Company’s dependence on Allseas Group S.A.; fluctuations in transportation costs; fluctuations in metals prices; testing and manufacturing of equipment; risks associated with the Company’s limited operating history, limited cash resources and need for additional financing and risk that such financing may not be available on acceptable terms, or at all; risks associated with the Company’s intellectual property; Low Carbon Royalties’ limited operating history; the sufficiency of our cash on hand and the borrowing ability under our credit facility with a company related to Allseas Group S.A., as we expect it to be amended, and credit facility with ERAS Capital LLC/Gerard Barron to meet our working capital and capital expenditure requirements, the need for additional financing and our ability to continue as a going concern; our agreement in principle to amend our credit facility with a company related to Allseas Group S.A.; any litigation to which we are a party; and other risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 when filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

TMC the metals company Inc.

Consolidated Balance Sheets

(in thousands of US Dollars, except share amounts)

ASSETS	As at December 31, 2024	As at December 31, 2023
Current
Cash	$3,480	$6,842
Receivables and prepayments	1,851	1,978
	5,331	8,820
Non-current
Exploration contracts	42,951	43,150
Right of use asset	3,814	5,721
Equipment	771	1,133
Software	1,928	1,643
Investment	8,203	8,429
	57,667	60,076
TOTAL ASSETS	$62,998	$68,896

LIABILITIES
Current
Accounts payable and accrued liabilities	42,754	31,334
Short-term debt	11,775	-
	54,529	31,334
Non-current
Deferred tax liability	10,675	10,675
Royalty liability	14,000	14,000
Warrants liability	912	1,969
	25,587	26,644
TOTAL LIABILITIES	$80,116	$57,978

EQUITY
Common shares (unlimited shares, no par value – issued: 340,708,460 (December 31, 2023 – 306,558,710))	477,217	438,239
Class A - J Special Shares	-	-
Additional paid in capital	138,303	122,797
Accumulated other comprehensive loss	(1,203)	(1,216)
Deficit	(631,435)	(548,902)
TOTAL EQUITY	(17,118)	10,918
TOTAL LIABILITIES AND EQUITY	$62,998	$68,896

TMC the metals company Inc.

Consolidated Statements of Loss and Comprehensive Loss

(in thousands of US Dollars, except share and per share amounts)

	For the year ended December 31, 2024	For the year ended December 31, 2023
Operating expenses
Exploration and evaluation expenses	$50,643	$49,849
General and administrative expenses	30,644	22,540
Operating loss	81,287	72,389

Other items
Equity-accounted investment loss	226	571
Loss on termination of contract	199	-
Change in fair value of warrant liability	(1,057)	986
Foreign exchange loss (gain)	(1,186)	310
Interest income	(176)	(1,297)
Fees and interest on borrowings and credit facilities	2,602	781
Loss and comprehensive loss for the year, before tax	$81,895	$73,740

Tax Expense	48	41
Loss and comprehensive loss for the year	$81,943	$73,781

Loss per share
- Basic and diluted	$0.25	$0.26
Weighted average number of common shares outstanding – basic and diluted	321,875,050	288,643,700

TMC the metals company Inc.

Consolidated Statements of Changes in Equity

(in thousands of US Dollars, except share amounts)

				Accumulated
			Additional	Other
	Common Shares		Paid in	Comprehensive
For the year ended December 31, 2024	Shares	Amount	Capital	Loss	Deficit	Total
January 1, 2024	306,558,710	$438,239	$122,797	$(1,216)	$(548,902)	$10,918
Shares and warrants issued under Registered Direct Offering, net of expenses	19,400,000	17,190	6,023	-	-	23,213
Adjustment to Class A Warrant	-	-	590	-	(590)	-
Conversion of restricted share units, net of shares withheld for taxes	10,734,581	14,954	(14,954)	-	-	-
Shares issued as per At-the-Market Equity Distribution Agreement	3,251,588	4,866	-	-	-	4,866
Exercise of stock options	715,772	1,891	(1,428)	-	-	463
Share purchase under Employee Share Purchase Plan	47,809	77	(38)	-	-	39
Share-based compensation and expenses settled with equity	-	-	25,313	-	-	25,313
Foreign currency translation adjustment	-	-	-	13	-	13
Loss for the year	-	-	-	-	(81,943)	(81,943)
December 31, 2024	340,708,460	$477,217	$138,303	$(1,203)	$(631,435)	$(17,118)

				Accumulated
			Additional	Other
	Common Shares		Paid in	Comprehensive
For the year ended December 31, 2023	Shares	Amount	Capital	Loss	Deficit	Total
January 1, 2023	266,812,131	$332,882	$184,960	$(1,216)	$(475,121)	$41,505
Shares issued to Allseas	15,000,000	15,910	-	-	-	15,910
Exercise of warrant by Allseas	11,578,620	70,016	(69,900)	-	-	116
Shares and warrants issued under Registered Direct Offering, net of expenses	7,961,540	11,420	3,179	-	-	14,599
Conversion of restricted share units, net of shares withheld for taxes	4,912,747	7,720	(7,690)	-	-	30
Share purchase under Employee Share Purchase Plan	173,672	147	(45)	-	-	102
Exercise of stock options	120,000	144	(67)	-	-	77
Share-based compensation and expenses settled with equity	-	-	12,360	-	-	12,360
Loss for the year	-	-	-	-	(73,781)	(73,781)
December 31, 2023	306,558,710	$438,239	122,797	$(1,216)	$(548,902)	$10,918

TMC the metals company Inc.

Consolidated Statements of Cash Flows

(in thousands of US Dollars)

	For the year ended December 31, 2024	For the year ended December 31, 2023
Cash provided by (used in)

Operating activities
Loss for the year	$(81,943)	$(73,781)
Items not affecting cash:
Amortization	362	360
Lease Expense	1,907	795
Accrued interest on credit facilities	416	-
Share-based compensation and expenses settled with equity	25,313	12,360
Equity-accounted investment loss	226	571
Change in fair value of warrants liability	(1,057)	986
Loss on termination of contract	199	-
Unrealized foreign exchange	(1,222)	(51)
Interest paid on Short-Term Debt	(73)	-
Changes in working capital:
Receivables and prepayments	127	748
Accounts payable and accrued liabilities	12,277	(1,561)
Net cash used in operating activities	(43,468)	(59,573)

Investing activities
Acquisition of equipment and software	(515)	(578)
Net cash used in investing activities	(515)	(578)

Financing activities
Proceeds from registered direct offering	23,900	15,923
Expenses paid for registered direct offering	(357)	(1,182)
Proceeds from Shares issued from ATM	4,866	-
Proceeds from drawdown of Credit Facilities	4,275	-
Proceeds from Drawdown of Allseas Short-Term Debt	2,000	-
Repayment of Allseas Short-Term Debt	(2,000)	-
Proceeds from drawdown of Allseas Working Capital Loan Agreement	7,500	-
Proceeds from Low Carbon Royalties Investment	-	5,000
Proceeds from employee stock plans	39	102
Proceeds from exercise of stock options	463	77
Proceeds from exercise of warrants by Allseas	-	116
Proceeds from issuance of shares	-	30
Net cash provided by financing activities	40,686	20,066

Decrease in cash	$(3,297)	$(40,085)
Impact of exchange rate changes on cash	(65)	51
Cash - beginning of year	6,842	46,876
Cash - end of year	$3,480	$6,842